Exhibit 99.1

EXPRESSJET REPORTS OCTOBER 2010 PERFORMANCE

            HOUSTON, Nov. 11, 2010 – ExpressJet Holdings, Inc. (NYSE: XJT), parent company of regional and charter airline operator, ExpressJet Airlines, Inc., today reportedtraffic and capacity results for October 2010.

Partner Flying

            During the month, ExpressJet revenue passenger miles (RPM) totaled 800 million, and available seat miles (ASM) flown were 986 million.  ExpressJet's October load factor for Partner Flying was 81.2%.  The company flew 62,398 block hours and operated 36,697 departures during the month as Continental Express and United Express.  During October 2010, ExpressJet operated 206 aircraft as Continental Express and 32 aircraft as United Express.

Corporate Aviation

            ExpressJet flew 596 block hours during the month in its Corporate Aviation (charter) division.  During the month, ExpressJet’s fleet within the Corporate Aviation (charter) division consisted of 6 aircraft.

Total Fleet

            ExpressJet ended October 2010 with a fleet of 244 aircraft consisting of 206 operating as Continental Express, 32 flying as United Express and 6 flying within the Corporate Aviation (charter) division.

About ExpressJet

            ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 135 scheduled destinations in North America and the Caribbean with approximately 1,400 departures per day.  Operations include capacity purchase agreements for United and Continental as well as providing clients customized 50-seat charter options; and supplying third-party aviation and ground handling services.  For more information, visit www.expressjet.com.

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ExpressJet Reports October 2010 Traffic/Page 2

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
PRELIMINARY STATISTICS

	Month Ending October 31, 2010		Month Ending October 31, 2009		Year Over Year Change
	Partner Flying	Corporate Aviation	Partner Flying	Corporate Aviation	Partner Flying	Corporate Aviation

Revenue Passenger Miles (millions)	800		667		20%
Available Seat Miles (ASM) (millions)	986		848		16%
Passenger Load Factor	81.2%		78.7%		2.5 pts
Block Hours	62,398	596	55,469	635	12%	(6%)
Departures	36,697		29,830		23%
Stage Length	538		571		(6%)
Fleet	238	6	214	30	11%	(80%)

Year to date	Partner Flying	Corporate Aviation	Partner Flying	Corporate Aviation	Partner Flying	Corporate Aviation

Revenue Passenger Miles (millions)	7,939		6,518		22%
Available Seat Miles (ASM) (millions)	9,970		8,437		18%
Passenger Load Factor	79.6%		77.3%		2.4 pts
Block Hours	636,184	7,759	546,317	17,105	16%	(55%)
Departures	358,671		290,714		23%
Stage Length	557		582		(4%)
Fleet	230	14	214	30	7%	(52%)

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